Exhibit 10.1

INTERNATIONAL DAYWORK DRILLING CONTRACT – LAND

THIS INTERNATIONAL DAYWORK DRILLING CONTRACT-LAND (hereinafter called the “Contract”), dated the 12th day of September, 2008 is made between Zion Oil & Gas Inc. a corporation organized under the laws of State of Delaware USA having offices at 6510 Abrams Road, Suite 300 Dallas, Texas 75231 USA and 15 Bareket St. North Industrial Park Caesarea, 38900, Israel (hereinafter called “Operator”), and Aladdin Middle East Ltd. a corporation organized under the laws of State of Delaware USA with the offices at 123 South Market, Wichita Kansas 67202 USA and at Sogutozu Caddesi No: 23 Balgat 06520 Ankara, Turkey (hereinafter called “Contractor). Each of Operator and Contractor shall hereinafter be individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS, Operator desires to have wells drilled on land in the Operating Area, as defined below, and to have performed or carried out all auxiliary operations and services as detailed in the Appendices hereto or as Operator require; and

WHEREAS, Contractor is willing to furnish a 3 DH F 320 drilling rig (hereinafter called the “Drilling Rig“), personnel and other equipment, insurances all as detailed in the Appendices hereto for the purpose of drilling the said wells and performing the said auxiliary operations and services for Operator.

NOW THEREFORE THIS CONTRACT WITNESSETH that in consideration of the covenants herein agreed as follows:

ARTICLE – 1 INTERPRETATION

101. Definitions

In this Contract, unless the context otherwise requires;

(a)
“Commencement Date” means the point in the time that the Drilling Rig is rigged up, passed the rig acceptance test detailed in the Appendices and ready, to drill the rat hole and mouse hole in the Operating Area;

(b)	“Operator’s Items” mean the equipment, material and services which are listed in the Appendices that are to be provided by or at expense of Operator;

(c)	“Contractor’s Items” mean the equipment, material and services which are listed in the Appendices that are to be provided by or at expense of Contractor;

(d)	“Contractor’s Personnel” mean the personnel as listed in the Appendices that are to be provided by Contractor from time to time to conduct operations hereunder as listed in the Appendices;

(e)	“Country of Operations” means the State of Israel.

(f)	“Operating Area” means those areas of land in the Country of Operations where Operator may from time to time be entitled to conduct drilling operations;

INTERNATIONAL DAYWORK DRILLING CONTRACT – LAND

(g)
“Affiliated Company” means a company owning 50% or more of the stock of Operator or Contractor, a company in which Operator or Contractor owns 50% or more of its stock, or a company 50% or more of whose stock is owned by the same company that owns 50% or more of the stock of Operator or Contractor;

(h)	“Operations Base” means the place or places designated as such by Operator from time to time, in the Country of Operations.

(i)	“Transportation”: means the loading, unloading, trucking, safety vehicle, permits, insurance and other expenses normally associated with moving heavy equipment

102. Currency

In this Contract, all amounts expressed in dollars are United States dollar amounts.

 103. Conflicts

The Appendices hereto are incorporated herein by reference. If any provision of the Appendices conflicts with a provision in the body hereof, the latter shall prevail.

104. Headings

The paragraph headings shall not be considered in interpreting the text of this Contract.

105. Further Assurances

Each Party shall perform the acts and execute and deliver the documents and give the assurances necessary to give effect to the provisions of this Contract.

106. Contractor’s Status

Contractor, in performing its obligations hereunder, shall be an independent contractor.

107. Governing Law

This Contract shall be construed and the relations between the Parties determined in accordance with the substantive laws of England, not including, however, any of its conflicts of law rules which would direct or refer to the laws of another jurisdiction. In the event any provision of the Contract is inconsistent with or contrary to any applicable law, rule or regulation, said provision shall be deemed to be modified to the extent required to comply with said laws, rule or regulation, and as so modified said provision and this Contract shall continue in full force and effect.

INTERNATIONAL DAYWORK DRILLING CONTRACT – LAND

ARTICLE II – TERM

201. Effective Date and Duration

This Contract shall enter into effect upon execution by the Parties, subject to the terms and conditions written in the Protocol made by and between Operator and Contractor, dated June 18, 2008 and Amendment to Protocol made by and between Operator and Contractor dated July 31, 2008 (hereinafter referred to as the “Protocol”); and shall remain in full force and effect until the completion of the services by Contractor and payment of rates specified in this Contract to Contractor by Operator, as per the Contract, for a period of drilling of at least 1 (one) exploration well of 4500 meter nominal depth or additional 1 (one) well to be mutually agreed by and between the Parties in writing, unless terminated in accordance with Article 202 below.

202. Termination

Without derogating from the Parties' rights under law, this Contract may be terminated as follows;

(a)
In case the Contractor can not mobilize the Drilling Rig by June 30th 2009 at latest, Operator shall have the right to terminate Contract, without any prejudice to the accrued rights of the Parties prior to such termination. However, Parties can delay the deadline specified herein above for 4 (four) additional months by a mutual written agreement.

(b)	Operator shall have right to terminate this Contract until October 15th, 2008 and no additional payments shall be due to Contractor other than already paid sums as per this Contract.

(c)
Provided that if the Contract is terminated on or after October 15th, 2008 by a written notice from Operator to Contractor, prior to the commencement of the mobilization, Operator shall pay Contractor, as liquidated damages and not as a penalty the sum of USD 1.225.000 (one million two hundred and twenty five thousand) less any payments made by Operator until such termination as per this Contract.

(d)	Immediately if the Drilling Rig becomes an actual or constructive total loss. In this case, termination shall be without any prejudice to the accrued rights of Contractor arising out of this Contract.

(e)	In accordance with the terms of the Protocol.

For greater certainty it is hereby agreed that each of the above subsections (a - e) are independent and that if the Agreement is terminated under one of these subsections then the remainder of the subsections shall not apply.

INTERNATIONAL DAYWORK DRILLING CONTRACT – LAND

203. Continuing Obligations

Notwithstanding the termination of this Contract, the Parties shall continue to be bound by the provisions of this Contract that reasonably require some action or forbearance after the cessation of the day rates provided for hereafter.

204. Return of Operator’s Items

Upon termination of this Contract, Contractor shall return to Operator any of Operator’s Items which are at the time in Contractor’s possession.

ARTICLE III – CONTRACTOR’S PERSONNEL

301. Number, Selection, Hours of Labor and Remuneration

Except where herein otherwise provided, the selection, replacement, hours of labor and remuneration of Contractor’s Personnel shall be solely determined by Contractor. Such employees shall be the employees solely of Contractor. Contractor represents that its personnel will be competent and efficient.

302. Providing Personnel

Contractor shall have its personnel available at the proper drilling location or at a mutually agreed place ready to conduct operations. Both Parties shall work together to obtain all visas, work permits and all other government authorization or documentation required in connection with the entry to, presence at and/or exit of Contractor’s Personnel from the Country of Operations, provided that Operator shall bear all expenses to third parties related thereof in the Country of Operations and Contractor shall bear expenses to third parties related thereof outside the Country of Operations, and Contractor shall be solely responsible for and shall meet all costs incurred in connection with the employment in Turkey and administration of its Personnel and all other matters relating thereto. Contractor can not be held responsible for any delay of receiving the work permits after submitting the required documents to the Operator, if such documents are submitted in a timely manner. It is understood that the Drilling Rig will not be mobilized until the work permits are in place.

303. Contractor’s Representative

Contractor shall nominate one of its personnel as Contractor’s Representative who shall be in charge of the remainder of Contractor’s Personnel and who shall have full authority to resolve all day-to-day matters, which arise between Operator and Contractor. All communications between the Parties concerning this Contract shall be in English and Contractor’s Representative shall be fully conversant with the English language so as to enable Operator’s Designated Representative to issue instructions and to receive verbal and written reports in English

304. Increase in Contractor’s Personnel

Operator may, at any time, request to increase the number of Contractor’s Personnel and, subject to the Contractor’s approval of such request and providing additional Personnel, the day rates provided herein shall be adjusted accordingly.

INTERNATIONAL DAYWORK DRILLING CONTRACT – LAND

305. Replacement of Contractor’s Personnel

Contractor shall remove and replace in reasonable time any of Contractor’s Personnel if Operator so requests in writing provided that Operator submits reasonable grounds for its requirement.

ARTICLE IV – CONTRACTOR’S ITEMS

401. Obligation to Supply

Contractor shall provide Contractor’s Items and Personnel and perform the services to be provided or performed by it in accordance with the Appendices hereto and at all times in a professional manner. Operator shall move or pay the cost of moving Contractor’s spare parts if it becomes necessary to shift the site of these items from one location to another in the Country of Operations during the term of this Contract.

402. Maintain Stocks

Contractor shall be responsible, at its cost, for maintaining adequate stock levels of Contractor’s Items and replenishing as necessary.

403. Maintain and Repair Equipment

Contractor shall, subject to clause 1001, be responsible for the maintenance and repair of all Contractor’s Items and will provide all spare parts and materials required therefore, Contractor shall, if requested by Operator in writing, also maintain or repair, at its cost, any of Operator’s Items which Contractor is qualified to and can maintain or repair with Contractor’s normal complement of personnel and equipment; provided, however, that Operator shall at its cost provide all spare parts and materials required to maintain or repair Operator’s Items and basic responsibility and liability for furnishing and maintaining such items shall remain with Operator, and Operator shall release, indemnify, defend and hold harmless the Contractor from and against any and all liability, expense including defense costs and legal fees, and claims for damages of any nature whatsoever related thereof other than those related to Contractor's, wilful intent or bad faith.

404. Damage and loss of Contractor’s downhole equipment

Operator shall assume liability at all times for damage to or destruction of Contractor’s downhole equipment, unless such damage is the result of Contractor’s negligence or wilful misconduct, including, but not limited to, drill pipe, drill collars and tool joints. If Contractor’s downhole equipment is damaged or lost in the well below the rotary table, the Operator shall reimburse to the Contractor for the lesser of:

- The cost of repair of such equipment either owned by Contractor or by third parties, or

- The replacement value of such lost or damaged equipment as shown in Appendix A Part IV

INTERNATIONAL DAYWORK DRILLING CONTRACT – LAND

All costs relating to repair and/or replacement of Contractor’s downhole equipment which are damaged or lost, including but not limited to inspection, testing, repair, replacement shall be paid by the Operator to the Contractor at cost plus 15 (fifteen) percent, and the time beginning from the occurrence of such loss elapsing until restart of drilling shall be paid on the basis of the Standby Rate.

ARTICLE V – CONTRACTOR’S GENERAL OBLIGATIONS

501. Performance of the Drilling Rig

Contractor represents that the Drilling Rig is capable of drilling to a depth of 20.000 (Twenty Thousand) feet. Any drill pipe in excess of that furnished by Contractor shall be supplied by Operator at Operator’s cost.

502. Contractor’s Standard of Performance

Contractor shall carry out all operations hereunder on a daywork basis. For purposes hereof the term “daywork basis” means Contractor shall furnish equipment, labor, and perform services as herein provided, for a specified sum per day under the direction, supervision and control of Operator (the term of which is deemed to include any employee, agent, consultant or subcontractor engaged by Operator to direct drilling operations). When operating on a daywork basis, Contractor shall be fully paid at the applicable rates of payment and assumes only the obligations and liabilities stated herein. Except for such obligations and liabilities specifically assumed by Contractor, Operator shall be solely responsible and assumes liability for all consequences of operations by both Parties while on a daywork basis, including results and all other risks or liabilities incurred in or incident to such operations, and Operator shall release, indemnify, defend and hold harmless the Contractor from and against any and all liability, expense including defense costs and legal fees, and claims for damages of any nature whatsoever related thereof other then those related to Contractor's wilful intent or bad faith.  Contractor shall be informed regarding all current laws and regulations covering Contactor’s operation of the Drilling Rig in the Country of Operations before the mobilization of the Drilling Rig to the Country of Operations and Contractor will comply with such laws and regulations. Operator shall not be liable for all consequences of operations related to Contractor's wilful intent or bad faith.

503. Operation of the Drilling Rig

Contractor shall be solely responsible for the operation of the Drilling Rig, including, without limitation, supervising the moving operations, and positioning the Drilling Rig and camp at location as required by Operator, as well as such operations at the drilling location as may be necessary or desirable for the safety of the Drilling Rig. Operations under this Contract will be performed on a 24-hour per day basis.

INTERNATIONAL DAYWORK DRILLING CONTRACT – LAND

504. Compliance with Operator’s Instructions

Contractor shall comply with all instructions of Operator consistent with the provisions of the Contract including, without limitation, drilling, well control and safety instructions. Such instructions shall, if Contractor so requires, be confirmed in writing by the authorized representative of the Operator. In such case, until receiving written instructions from the Operator to the Contractor, the Standby Rate shall be applied However, Operator shall not issue any instructions which would be inconsistent with Contractor’s rules, policies or procedures pertaining to safety of its personnel, equipment or the Drilling Rig, and current laws and regulations. Contractor shall have the right to stop or suspend the work in case Contractor evaluates the instructions of the Operator to be outside of the scope of this Contract or to cause damage or loss of Contractor’s Items excluding downhole equipment or Contractors personnel or inconsistent with the laws and regulations of the County of Operations. However, it is recognized that Operator has superior knowledge of the laws and regulations of the Country of Operations and Operator is responsible to issue verbal or written instructions consistent with the said laws and regulations.

505. Mud and Casing Program

Contractor shall take all reasonable care to follow the mud and casing program as specified by Operator. Operator shall provide Contractor with these programs reasonably in advance of Commencement Date of each well to be drilled hereunder.

506. Cutting/Coring Program

Upon Operator’s request, Contractor shall save and identify cutting and cores in accordance with the Operator’s instructions and shall place them in containers furnished by Operator at Operator’s sole cost and expense on a cost plus 15% basis.

507. Records to be kept by Contractor

Contractor shall keep and furnish Operator with an accurate record of the work performed and formations drilled on the IADC-API Daily Drilling Report Form or other form acceptable to Operator. A legible copy of the said form signed by Contractor’s Representative shall be furnished by Contractor to Operator.

508. Difficulties during Drilling

In the event of any difficulty arising which precludes either drilling ahead under reasonably normal procedures or the performance of any other operations planned for a well, Contractor may suspend the work in progress and shall immediately notify the Representative of Operator, in the meantime exerting reasonable effort to overcome the difficulty.

509. Safety Equipment

Contractor shall maintain its well control equipment listed in the Appendices in good condition at all times and shall use all reasonable means to control and prevent fires and blowouts and to protect the hole.

INTERNATIONAL DAYWORK DRILLING CONTRACT – LAND

ARTICLE VI – OPERATOR’S OBLIGATIONS

601. Equipment and Personnel

Operator shall, at its cost, provide Operator’s Items and Personnel and perform the services to be provided or performed by it in accordance with the Appendices. In addition to providing the initial supply of Operator’s Items, Operator shall be responsible, at its cost, for maintaining adequate stock levels and replenishing as necessary of such items. When, subject to Contractor’s acceptance upon Operator’s written request, the Contractor furnishes or subcontracts for certain items which Operator is required herein to provide, for purposes of the Contract said items or services shall be deemed to be Operator furnished items or services, any subcontractors so hired shall be deemed to be Operator’s subcontractor, and Operator shall not be relieved of any of its liabilities in connection therewith; for furnishing said items and services Operator will reimburse Contractor its entire cost plus 15% (fifteen percent) for handling. and Operator shall release, indemnify, defend and hold harmless the Contractor from and against any and all liability, expense including defense costs and legal fees, and claims for damages of any nature whatsoever related thereof other than those related to Contractor's wilful intent or bad faith.

602. Maintenance and Repair

Operator shall be responsible, at its cost, for the maintenance and repair of all Operator’s Items which Contractor is not qualified to or cannot maintain or repair with Contractor’s normal complement of personnel and the equipment.

603. Operator’s Personnel

Operator shall ensure that Operator’s Personnel shall be competent and efficient and Contractor may treat Operator’s Representative for time being as being in charge of all Operator’s Personnel.

604. Replacement of Operator’s Personnel

Contractor shall have the right to request in writing Operator to remove and replace any of Operator’s Personnel provided that Contractor can show reasonable grounds for such request.

605. Operator’s Representative

Operator may, from time to time, designate a representative(s) for the purposes of this Contract who shall at all times have access to the Drilling Rig and may, among other things, observe tests, check and control the implementation of the mud program, examine cuttings and cores, inspect the work performed by Contractor or examine records kept on the Drilling Rig by Contractor.

INTERNATIONAL DAYWORK DRILLING CONTRACT – LAND

606. Customs or Excise Duties

Operator shall obtain and pay all import and export charges or customs or excise duties including, without limitation, local sales taxes, value added taxes, clearing agent’s fees, or other similar taxes or fees that are levied on Contractor’s and/or Operator’s Items, and Operator shall release, indemnify, defend and hold harmless the Contractor from and against any and all liabilities, all expenses including defense costs and legal fees, and claims for damages of any nature whatsoever related thereof other than those related to Contractor's wilful intent or bad faith..

607. Drilling Location and Access [THE OPERATING AREA(S) ARE THE LICENSE(S) HELD BY OPERATOR]

Operator shall provide Contractor with access to the drilling location as well as any drilling permits, licenses or certificates needed to conduct operations hereunder. The drilling location so provided shall be surveyed and marked by Operator and shall be free of obstructions. Operator also shall prepare sound locations capable of properly supporting the Drilling Rig, and shall be responsible for a conductor pipe program adequate to prevent soil and subsoil washout. It is recognized that Operator has superior knowledge of the location and access routes to the location, and shall advise Contractor of any subsurface conditions, or obstructions which Contractor might encounter while enroute to the drilling location or during operation hereunder. In the event subsurface conditions cause a cratering or shifting of the drilling location surface and loss or damage to the Drilling Rig or its associated equipment results therefrom, Operator shall, without regard to the other provisions of this Contract, including paragraph 1001 hereof, reimburse Contractor to the extent not covered by Contractor’s insurance, for such loss or damage including payment of Force Majeure Rate during repair.

608. Taxes

Contractor agrees to prepare and timely file all required income or other tax returns or declarations required by the government of the area where the Drilling Rig operates. Upon notification by the Contractor of the amount or amounts of such taxes paid by it which pertain to the performance by Contractor under this Contract, accompanied by copies of each such return or declaration, Operator hereby agrees to reimburse Contractor such amount or amounts less any interest or penalties arising from the fault of Contractor and levied by any of the aforementioned governmental bodies. Contractor shall consult with Operator before filling any such tax returns or paying the applicable taxes.

Operator will provide utmost amount of assistance to Contractor in fulfilling any taxation issue in the Country of Operations.

609. Bank Letter of Credit

On or after October 31, 2008, Operator will provide a bank Letter of Credit to the Contractor within 10 days following the date of Contractor’s written notification to Operator of for the commencement of mobilization from the Drilling Rig’s current location in Turkey to the exportation port in Turkey for US$ 675,000 (Six Hundred and Seventy Five Thousand United States Dollars). Contractor shall return the bank letters of credit upon receiving all payments hereunder including but not limited to the Operating, Stand By, Force Majeure rates Mobilization, Demobilization, Transportation fees, Lost In Hole charges arising out of this Contract. The Letter of Credit shall be acceptable to Citibank and be irrevocable.

INTERNATIONAL DAYWORK DRILLING CONTRACT – LAND

ARTICLE VII – OPERATOR’S INSTRUCTIONS

701. Instructions to Contractor

Operator may, from time to time, through its authorized representative or representatives, issue written or oral instructions to Contractor covering operations hereunder. Operator’s instructions may be general or may deal with specific matters relating to operations hereunder including, without limitation, instructions to stop operations, as to safety and well control, and drilling instructions, but Operator shall have no right to require Contractor to drill deeper than 20,000 feet unless Contractor agrees in writing.

ARTICLE VIII – RATES OF PAYMENT

801. Payment

Operator shall pay the Contractor the amounts from time to time due calculated according to the rates of payment herein set forth, in accordance with the terms and provisions of this Contract. No other payment shall be due from Operator unless specifically provided for in this Contract, or agreed to in writing by Operator.

802. Mobilization Fee

For mobilizing Drilling Rig, Contractor’s Items and Personnel including all shipping, trucking, airfreight, dock expenses, customs agent fees in Turkey and other charges, a fee of US$ 675.000 (Six Hundred and Seventy Five Thousand United States dollars-hereinafter referred to as the “Mobilization Fee”) shall be paid to Contractor. The mobilization shall be deemed to be completed when the Drilling Rig, and Contractor’s Items have been delivered to the customs of Country of Operations at Haifa Port, and payment of the Mobilization Fee shall be as follows:

(a)	USD 175.000 (one hundred seventy five thousand) out of the Mobilization Fee has been paid as per the Protocol;

(b)	$300,000, shall be paid upon execution of this Contract and upon receipt of the related invoice, by Operator;

(c)	$200,000 shall be paid upon delivery of the Drilling Rig to the customs of Country of Operations and upon receipt of the related invoice by Operator. i

(d)	The Transportation of the Drilling Rig from Haifa Port to Operator’s first well location in Israel shall be invoiced to Operator by Contractor on a cost plus 15% Handling Fee basis.

INTERNATIONAL DAYWORK DRILLING CONTRACT – LAND

803. Demobilization Fee

Operator shall pay Contractor a Demobilization Fee of US$ 675.000 (Six-Hundred and Seventy-Five Thousand United States dollars) except that no Demobilization Fee shall be due if this Contract is terminated pursuant to Clause 202 (b) hereof.

The demobilization shall be deemed to be completed when the Drilling Rig, and Contractor’s Items have been delivered to the customs of Country of Operations at Haifa Port.

a) 75% of the Demobilization Fee shall be paid upon the Rig Release Date (the time and date when the operations on the final well are complete and the drill string is laid out in its entirety from the derrick. Date and time of release is to be noted in the IADC tour report, as the official Rig Release Date of this Contract, and signed off by both Operator and Contractor designated representatives) of the last well and upon receipt of the related invoice,

b) 25% of the Demobilization Fee shall be paid upon delivery of the Drilling Rig to the customs of Country of Operations and upon receipt of the related invoice.

The Transportation of the Drilling Rig from Operator’s last well location in the Country of Operations to Haifa Port shall be invoiced separately to Operator by Contractor on a cost plus 15% Handling Fee basis. 75% of the estimated cost of the Transportation shall be paid on the Rig Release Date as advance for the Transportation and the remaining balance shall be invoiced upon completion of the Transportation from the last well location to the Country of Operations’ Haifa Port.

In case of execution of a drilling contract with another operator in the Country of Operations after the last well of Operator within the scope of this Contract, Contractor shall reimburse the Demobilization Fee to Operator, provided that any sum is received by the Contractor further to such drilling contract.

804. Operating Rate

The “Operating Rate” will be US$ 28,500 (Twenty-Eight Thousand and Five Hundred) per 24-hour day and will first be paid on the Commencement Date, pro-rated to the nearest hour. The Operating Rate shall continue to be paid except as herein otherwise provided.

Operating rate will be applicable during rigging up and down of equipment for electric logging and any wire line operations.

805. Standby Rate

The “Standby with Crew Rate” will be 90% of the Operating Rate per 24-hour day and will be paid;

(a)	During production testing of a well, excluding running and pulling of tubulars.

INTERNATIONAL DAYWORK DRILLING CONTRACT – LAND

(b)
During any period of delay when Contractor is unable to proceed because of an act or omission of Operator including, without limitation, the failure of any of Operator‘s Items, or the failure of Operator to issue instructions, provide Operator’s Items or furnish services.

(c)	During any period Contractor is waiting for equipment that is supplied at Operator 's request.

(d)
During any delay in operations solely due to the fault of Operator, its contractors (except Contractor and its Subcontractors) or subcontractors, including, but not limited to delay in providing access to the drilling location.

(e)	During the time which operations hereunder are suspended due to abnormal or hazardous formations and/or adverse weather conditions.

(f)	From the moment Contractor could have spudded the first well had it not been delayed solely by Operator until the Operating Rate first becomes payable; or

(g)
During any period that the Drilling Rig is in transit between drilling locations or in transit to the sea port of Israel for the demobilization to Turkey after the last well; provided that if, at the termination of this Contract, Drilling Rig is not moved to the sea port of Israel or the nearest place as mutually agreed in writing, the period shall not exceed the reasonable estimated time required to arrive at such place.

The “Standby with Reduced Crew Rate” will be 70% of the Operating Rate per 24-hour day and will be paid during periods of shutdown requested by Operator when Operator anticipates that the Drilling Rig will be shut down for more than five (5) consecutive days and part or all of Contractor’s Personnel are released as mutually agreed between Operator and Contractor. However, Operator shall have the right to cause Contractor to recommence operations at any time after 10 (ten) days from shutdown, by giving written notice to Contractor of 10 (ten) days in advance of the date when operations are to be recommenced, provided that there are available flights to the Country of Operations and there is not any problem in obtaining the visas or work permits in scope of this Contract. Operator shall reimburse Contractor for costs incurred in returning released personnel to their point of origin and for costs of remobilizing personnel on the re-commencement of operations. Operator shall be responsible for providing security services at its own cost to protect Contractor's Items during the period of such shutdown.

The “Standby without Crew Rate” will be 60% of the Operating Rate per 24-hour day and will be paid during periods as defined in Article 302.

806. Repair Rate

The “Repair Rate” will be 100% of the Operating Rate per 24-hour day and will be paid as follows:

(a) The Operating Rate up to an accumulation of 72 (seventy-two) hours per calendar month.

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(b) No compensation for the hours beyond a total of 72 (seventy-two) accumulated hours per calendar month.

For the purpose of this rate calculation, partial days and months are to be pro-rated. Contractor will use due diligence in effecting all repairs, replacements or inspection in a good and competent manner and will use its best efforts to replace any defective items in the time possible. Preventive maintenance should, as much as it is possible, be carried out during periods when the drilling equipment is idle.

807. Force Majeure Rate

The “Force Majeure Rate” will be 60% of the Operating Rate per 24-hour day and will be paid during any period in which operations are not being carried because of Force Majeure. If Force Majeure exceeds 45 (forty five) consecutive days, either Party may elect to end the Contract. In such case, Contractor shall be paid the Demobilization Fee and the Transportation fee to the Haifa Port together with all re-exportation expenses of the Contractor’s Items.

808. Moving Fee

The “Moving Fee” will be the actual cost of moving (trucking, loading/unloading and insurance) plus 15% handling fee and Stand-by with Crew Rate for a maximum of 12 days for any location within 60 km distance from the first well as addressed in the Contract in details. If the distance of the next location exceeds 60 km., the additional number of days of the above total of days will be subject to a mutual written agreement.

809. Variation of Rates

The rates and/or payments herein set forth shall be revised by the actual amount of the change in Contractor’s cost if an event as described below occurs or if the cost of any of the items hereinafter listed shall vary by more than the amount indicated below from the Contractor’s cost thereof by 5% or by the same amount after the date of any revision pursuant to this clause, all as evidenced by reasonable written documentation supplied to the other Party:

(a)	if labor costs, including all benefits and the cost of foreign income taxes paid by Contractor for its expatriate employees vary by more than five percent;

(b)	if Operator requests Contractor to increase the number of Contractor’s Personnel in accordance with Clause 304 ;

(c)	if it becomes necessary for Contractor to change the work schedule of its personnel as a result of a written request from Operator;

(d)	in the event described in Clause 1202 (Assignment)

(e)
if there is any change in legislation (other than Corporate tax legislation) by the Country of Operations granting Operator the concession in which Contractor is working that alters Contractor’s financial burden;

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(f)	if the cost of insurance premiums varies by more than five percent;

(g)	if Contractor’s interest rate varies by more than one-half of one percent.

ARTICLE IX – INVOICES AND PAYMENTS

901. Monthly Invoices

Contractor shall invoice Operator, at the end of each month, for all daily charges earned by Contractor during that month. Other charges shall be invoiced as earned. Invoicing for daily charges will reflect details of the time spent (calculated to the nearest hour) and the rate charged for the time; invoices for other charges will be accompanied by invoices supporting costs incurred for Operator or other substantiation as required.

902. Payment

Operator shall pay, by telegraphic transfer, all invoices within 15 (fifteen) days upon the receipt thereof except that if Operator disputes an item invoiced, Operator shall, within 10 (ten) days upon the receipt of the related invoice ,notify Contractor of the item disputed, if any, in writing, specifying the reason therefore, and payment of the disputed item shall be withheld by Operator until the settlement of the dispute, but payment shall be made of any undisputed invoices. Any sums not paid by Operator in accordance with the Contract within 15 (fifteen) days upon the receipt of invoice shall bear interest at the rate of 12 (twelve) percent per annum from said due date until paid. In terms of the disputed invoices, the due date for the disputed but ultimately paid amounts shall be deemed to be the end of 15 days specified above beginning from the date of invoice, and thus, such disputed amounts shall bear interest at the rate of 12 (twelve) percent per annum from the said due date until paid; .but not from the date of settlement. If Operator refuses to pay undisputed items together with the applicable interest, if any, in compliance with the Contract, Contractor shall also have the right to terminate this Contract by a 10-day written notice to Operator, unilaterally without any prejudice to the accrued rights of Parties, including the right of Contractor to be paid the Demobilization Fee.

903. Method of Payment

All payments due by Operator to the Contractor hereunder shall be made in United States Dollars at Contractor’s bank account which is;

Beneficiary  : ALADDIN MIDDLE EAST, LTD.
Bank             : INTRUST BANK, N.A.
                         Wichita, Kansas, USA
Account No  : 41142772
Routing        : 101100029

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Rates specified in this Contract are based on current exchange rate (1 EURO= 1.5502 USD) and are subject to change if the rate reduces by more than 10% at the time of payment as published in the Wall Street Journal for the payment date.

ARTICLE X – LIABILTY

1001. Equipment or Property

Except as specifically provided herein to the contrary, each Party hereto shall, at all times, be responsible for and shall hold harmless and indemnify the other Party from and against any damage to or loss of its own equipment or property, regardless of the cause of loss, including the negligence of such Party, and despite the fact that a Party’s items may be under the control of other Party, except that;

(a)
Operator shall, to the extent Contractor’s insurance does not compensate Contractor, therefore, be responsible at all times for damage to or destruction of Contractor’s Items or property caused by exposure to unusually corrosive or otherwise destructive elements, including those which are introduced into the drilling fluid from subsurface formations or the use of corrosive additives in the fluid.

(b)
Operator shall, to the extent Contractor’s insurance does not compensate Contractor, therefore, be responsible for the damage to or loss of Contractor’s drill string, and shall reimburse Contractor for such damage or loss at lesser of the CIF replacement cost of the item so lost or damaged or the Lost in Hole prices as shown in Appendix A – Part IV; with the understanding, however, that the indemnity granted in this Clause 1001 shall not indemnify either Party for liabilities incurred by it as a result of obligations undertaken in a contract with a third party.

1002. The Hole

In the event the hole should be lost or damaged, Operator shall be solely responsible for such damage to or loss of the hole, including the casing therein, unless such loss or damage was caused by the wilful misconduct of Contractor, or its employees, agents or subcontractors.

1003. Inspection of Materials Furnished by Operator

Contractor agrees to visually inspect all material furnished by Operator before using same and to notify Operator of any apparent defects therein. Contractor shall not be liable for any loss or damage resulting from the use of material furnished by Operator.

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1004. Contractor’s Personnel

Contractor agrees to protect, defend, indemnify, and save Operator, its officers, directors, employees and joint owners harmless from and against all claims, demands, and causes of action of every kind and character, without limit and without regard to the cause or causes thereof or the negligence of any Party or Parties, arising in connection herewith in favor of Contractor’s employees or Contractor’s subcontractors or their employees, or Contractor’s invitees, on account of bodily injury, death or damage to property. If it is judicially determined that the monetary limits of insurance required hereunder or of the indemnities voluntarily and mutually assumed under paragraph 1004 (which Contractor and Operator hereby agree will be supported either by available liability insurance, under which the insurer has no right of subrogation against the indemnitee, or voluntarily self-insured, in part or whole) exceed the maximum limits permitted under applicable law, it is agreed that said insurance requirements or indemnities shall automatically be amended to conform to the maximum monetary limits permitted under such law.

1005. Operator’s Personnel

Operator agrees to protect, defend, indemnify, and save Contractor, its officers, directors and employees harmless from and against all claims, demands, and causes of action of every kind and character, without limit and without regard to the cause or causes thereof or the negligence of any Party or Parties, arising in connection herewith in favor of Operator’s employees or Operator’s contractors or their employees, or Operator’s invitees, other than those parties identified in paragraph 1004 on account of bodily injury, death or damage to property. If it is judicially determined that the monetary limits of insurance required hereunder or of the indemnities voluntarily and mutually assumed under paragraph 1005 (which Contractor and Operator hereby agree will be supported either by available liability insurance, under which the insurer has no right to subrogation against the indemnities, or voluntarily self-insured, in part or whole) exceed the maximum limits permitted under applicable law, it is agreed that said insurance requirements or indemnities shall automatically be amended to conform to the maximum monetary limits permitted under such law.

1006. Pollution and Contamination

Notwithstanding anything to the contrary contained herein, it is understood and agreed by and between the Contractor and Operator that the responsibility for pollution or contamination shall be as follows:

(a)
The Contractor shall assume all responsibility for (including cleaning up and containment) of all pollution or contamination which originates above the surface from improper care or disposition of items in Contractor’s possession and control and directly associated with Contractor’s Items and facilities and shall protect, defend, indemnify and save the Operator harmless from and against all claims, demands, and causes of action of every kind and character arising thereform.

(b)
Excluding matters for which Contractor is responsible as per (a) above, Operator shall assume all responsibility for (including control and removal of the pollutant involved) and shall protect, defend, indemnify and save the Contractor harmless from and against all claims, demands, and causes of action of every kind and character arising directly or indirectly from all pollution or contamination, which may occur from the negligence of Contractor or otherwise during the term of this Contract or as a result of operations hereunder, including, but not limited to, that which may result from fire, blowout, cratering, seepage or any other uncontrolled flow of oil, gas, water or other substance, as well as the use or disposition of oil emulsion, oil base or chemically treated drilling fluids, contaminated cuttings or cavings, lost circulation and fish recovery materials and fluids.

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(c)
In the event a third party commits an act or omission which results in pollution or contamination for which either the Contractor or Operator for whom such Party is performing work is held to be legally liable, the responsibility therefore shall be considered, as between the Contractor and Operator, to be the same as if the Party for whom the work was performed had performed the same and all of the obligations respecting defense, indemnity, holding harmless and limitation of responsibility and liability, as set forth in (a) and (b) above, shall be specifically applied.

1007. Cost of Control

Operator shall be liable for the cost of regaining any control of any wild well and shall defend, release, hold harmless and indemnify Contractor for any such cost regardless of the cause thereof, excepting the negligence or wilful misconduct of Contractor, its agents, employees or subcontractors.

1008. Underground Damage

Operator agrees to defend, release, hold harmless and indemnify the Contractor for any and all claims except the negligence or wilful misconduct of Contractor, its agents, employees or subcontractors against Contractor resulting from operations under this Contract on account of injury to destruction of, or loss or impairment of any property right in or to oil, gas or other mineral substance or water, if at the time of the act or omission causing such injury, destruction, loss, or impairment, said substance had not been reduced to physical possession above the surface, and for any loss or damage to any formation, strata, or reservoir beneath the surface.

1009. Consequential Damages

Neither Party shall be liable to the other for special, indirect, consequential damages resulting from or arising out of this Contract, including, without limitation, loss or profit of business interruptions, however same may be caused.

ARTICLE – XI INSURANCE

1101. Contractor’s Insurance

Contractor shall carry and maintain the insurance shown in Appendix B. Contractor may from time to time, with the prior approval of Operator, change the insurance it carries. Contractor will increase its insurance beyond the limits provided for herein or will change its insurance if required by Operator, but additional cost will be paid by Operator.

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1102. Operator’s Insurance

Operator shall purchase a Control of Well insurance policy against blow-outs and/or any risks that are associated with the well condition due to high pressure gas that may come out from the well. Such policy should cover Contractor’s Drilling Rig and Items on location priced at US$15,000,000 as well as any possible losses to Contractor’s Personnel. Contractor shall be made a party as beneficiary to such policy. Upon completion of mobilization, Operator shall provide Contractor with a copy of the policy. In case that Operator cannot obtain such insurance policy, Operator shall pay for the value of the Drilling Rig and Items as per the provisions of Appendix C in case of any blow-outs and/or any risks that are associated with the well condition due to high pressure gas that may come out from the well within 30 days upon occurrence.

1103. Policies and Receipts

Upon execution of this Contract, Contractor will furnish Operator with certificates of all its insurance policies relating to Contractor’s operations hereunder.

1104. Subrogation

For liabilities assumed hereunder by Contractor, its insurance shall be endorsed to provide that the underwriters waive their right of subrogation against Operator. Operator will, as well, cause its insurer to waive subrogation against Contractor for liability it assumes.

ARTICLE XII – SUBLETTING AND ASSIGNMENT

1201. Subcontractors by Operator

Operator may employ other contractors to perform any of the operations or services to be provided or performed by it according to Appendix A.

1202. Assignment

Neither Party may assign this Contract to anyone other than an affiliated company without the prior written consent of the other, and prompt notice of any such intent to assign shall be given to the other Party. In the event of such assignment, the assigning Party shall remain liable to the other Party as a guarantor of the performance by assignee of the terms of this Contract. If any assignment is made by Operator that alters Contractor’s financial burden, Contractor’s compensation shall be adjusted to give effect to any increase or decrease in Contractor’s operating costs or in taxes in the new operating area.

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ARTICLE XIII – NOTICES

1301. Notices

Notices, reports and other communications required or permitted by this Contract to be given or sent by one Party to the other shall be delivered by hand, overnight courier, confirmed facsimile or confirmed e-mail transmission to:

Operator’s Address:       Zion Oil & Gas, Inc.
Bareket 15, PO Box 3138
Caesarea Industrial Park
Israel 38900
Tel: +972.4.6231425
Fax: +972.4.6231427
E-mail: gperry@zionoil.com

Attn: Glen Perry, President

Contractor’s Address:     Aladdin Middle East Ltd.
Sogutozu Caddesi No: 23
Balgat, 06520, Ankara, Turkey
Tel: +90.312.2873500
Fax: +90.312.2873357 / 2875768
E-mail: cetinmumcuoglu@sayergroup.com

Attn: Huseyin Cetin Mumcuoglu, General Manager

as the case may be. Either Party shall inform the other Party in writing of any change in address. Otherwise, notifications made to the addresses of Parties written in this Clause shall be valid and be deemed to be duly made..

ARTICLE XIV – GENERAL

1401. Confidential Information

All information obtained by the Contractor in the conduct of operations hereunder shall be confidential and not be divulged by Contractor or its employees, agents or subcontractors without the written consent of Operator.

1402. Dispute Resolution

All disputes arising out of or in connection with this Contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Arbitration language shall be English. The place of arbitration shall be in London, United Kingdom.

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1403. Attorney’s Fees

In any suit or arbitration proceedings respecting this Contract the Parties agree that the successful Party shall be entitled to recover its reasonable attorney’s fees and costs.

1404. Force Majeure

Except as otherwise provided in this Clause 1404, each Party shall be excused from complying with the terms of this Contract, except for the payment of monies then due, if and for so long as such compliance is hindered or prevented by riots, strikes, wars (declared or undeclared), insurrections, rebellions, terrorist acts, civil disturbances, dispositions or order of governmental authority, whether such authority be actual or assumed, acts of God (other than weather conditions), inability to obtain equipment, supplies of fuel, or by act or cause which is reasonably beyond the control of such Party, such causes being herein sometimes called “Force Majeure”. If any failure to comply is occasioned by a governmental law, rule, regulation, disposition or order as aforesaid and the affected Party is operating in accordance with good oilfield practice in the area of operations and is making reasonable effort to comply with such law, rule, regulation, disposition or order, the matter shall be deemed beyond the control of the affected Party. In the event that either Party hereto is rendered unable, wholly or in part, by any of these causes to carry out its obligation under this Contract, it is agreed that such Party shall give notice and details of Force Majeure in writing to the other Party as promptly as possible after its occurrence. In such cases, the obligations of the Party giving the notice shall be suspended during the continuance of any inability so caused except that Operator, shall be obliged to pay to Contractor the Force Majeure Rate provided for in clause 807 (Force Majeure Rate)

1405. Right to Audit

Contractor shall keep proper books, records and accounts of operations hereunder and shall permit Operator at all reasonable times during the term of this Contract to inspect the portions thereof related to any variation of the rates hereunder.

1406. Waivers

It is fully understood and agreed that none of the requirements of this Contract shall be considered as waived by either Party unless the same is done in writing, and then only by the persons executing this Contract or other duly authorized agent or representative of the Party.

1407. Entire Agreement

This Contract with its Appendices shall be the entire agreement between the Parties and supersedes and replaces any oral or written communications heretofore made between the Parties relating to the subject matter hereof.

1408. Inurement

This Contract shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns.

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1409. Expropriation, Confiscation, Nationalization and War Risks

(a) In the event the Drilling Rig or any or all of Contractor’s Items, spare parts and/or supplies directly associated therewith (i) cannot lawfully be exported from the Country of Operations in which it was operating following termination of drilling operations under this Contract because Contractor cannot obtain an export license or permit because of other governmental restrictions and not directly related to Contractor's act or failure to act; or (ii) are lost to Contractor through confiscation, expropriation, nationalization or governmental seizure and not directly related to Contractor's act or failure to act; or (iii) are seized or damaged or destroyed as a result of insurrection, terrorist acts, riot or war (declared or undeclared) or other similar occurrences during the term of this Contract, Operator will within sixty (60) days following the occurrence of any such event pay Contractor the value (as set out in Appendix C) of all such property so restricted, confiscated, expropriated, nationalized, seized, damaged or destroyed, from which value shall be subtracted the total of the following;

(1)	any amount paid Contractor by such governmental unit or body;

(2)	any amount paid Contractor from insurance;

(3)
depreciation in accordance with the schedule attached hereto as Appendix C, but not to exceed 30% of said value. Depreciation shall be computed commencing with the date upon with each component of Contractor’s Items is placed into service under this Contract.

Following the payment by Operator for Contractor’s property under the conditions set forth (which shall be made in the currency in which the original purchase thereof was made), to Contractor and at the time of such payments, Operator shall have the option to require Contractor to immediately assign all of its right, title and interest in the Drilling Unit to Operator.

(b) Should a change of political or other condition occurs which would enable Contractor again to assume possession of the Drilling Rig and/or its Items, spare parts and supplies directly associated therewith, Contractor agrees to repay to Operator such amounts as Operator may have paid to Contractor under this Clause 1409, less such amounts as agreed between the Parties, if any, as may be required to restore the Drilling Rig, Contractor’s Items, spare parts and supplies directly associated therewith to the same condition they were in at the time of suspension of drilling operations, and also less such amount (to be agreed upon by Operator and Contractor) as shall equitably compensate Contractor for deterioration, and/or depreciation thereof during the period of nonuse resulting from the causes set forth in this Clause 1409. In the event of such resumption of possession of the Drilling Rig, Operator shall reassign all of its right, title and interest in said Drilling Rig, Contractor’s Items, spare parts and/or supplies to Contractor as of such time of resumption of possession.

(c) All costs and other charges provided for in this Clause 1409 are subject to adjustment after audit.

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(d) If requested by Operator in writing, Contractor agrees to obtain to the extent then and thereafter available, insurance covering all or such portion of the risks specified in this Clause 1409 as Operator may direct.

Operator shall be named as co-insured in any such policy or policies of insurance, which shall provide for the payment of losses thereunder in United States dollars or at the option of Operator, in the currency in which the original purchase was made. The provisions of such insurance and cost thereof shall be subject to Operator’s approval prior to the issuance thereof.

The cost of such insurance shall be paid by Operator to Contractor within twenty (20) days after invoice from Contractor evidencing the payment by Contractor of the premiums for such specified insurance.

(e) Contractor shall pay to Operator any monies with respect to such expropriation, etc., which Contractor receives and for which Operator has not already received credit after payment has been made by Operator to Contractor under Clause 1409.

IN WITNESS WHEREOF, each Party has executed this Contract in two original copies, as of the date first written above.

OPERATOR	:

By	: Cetin Mumcuoglu

Title	: General Manager

CONTRACTOR	:

By	: Richard Rinberg

Title	: Chief Executive Officer

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